Exhibit 10.14



                            Agreement

This Agreement (the "Agreement") is made between General
Employment Enterprises, Inc. (the "Company"), an Illinois corporation, and Herbert F. Imhoff, Jr. ("Executive") effective
August 1, 2002 (the "Effective Date").

                            Recitals

A.   The Company and Executive are parties to the Employment
Agreement effective August 1, 2001 regarding Executive's employment with the Company (the "Employment Agreement.

B. The Employment Agreement sets forth, among other things, the Executive's "Base Salary."

C. Due to business conditions impacting the economic climate, Executive is willing, subject to the terms and conditions set forth in this Agreement, to waive a portion of the Base Salary that would otherwise come due under the Employment Agreement.

                            Agreement

The Company and Executive agree:

1.   Executive indefinitely waives 20 percent of his gross Base
Salary commencing on the Effective Date and continuing until he gives notice as set forth in 2 below. At no time shall Executive have any right to payment of any Base Salary that he waives pursuant to this Agreement.

2. Executive retains the unqualified, unilateral right at any time and for any reason to prospectively suspend, terminate, reinstate, increase, or decrease the percentage or amount of Base Salary he waives by giving written notice, which will be effective (a) immediately if delivered personally or by facsimile, (b) one day after being deposited with Federal Express or a similar commercial overnight service, or (c) three days after being placed in the mail by registered or certified mail, return receipt requested, prepaid and addressed to General Employment Enterprises, Inc., One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181, Attn: Secretary.

3. Neither this Agreement nor any waiver of Base Salary shall constitute a termination, modification, amendment, or breach of the Executive Agreement, which continues in full force and effect. Neither this Agreement nor the performance of this Agreement shall constitute "Good Reason" for purposes of the Employment Agreement or adversely affect Executive's annual "Performance Bonus."

4. One hundred (100) percent of Base Salary, including any waived portion, shall be used whenever the Employment Agreement refers to or uses Base Salary to determine any contributions, benefits, or amounts to be paid to or on behalf of Executive. Thus, for example, even though Executive is waiving a portion of Base Salary, one hundred (100) percent of Base Salary shall be used to calculate the amount of contributions under the Supplemental Executive Retirement Plan Employment Agreement, disability insurance benefits, and any continued "Compensation, Benefits and Perquisites" if Executive's employment terminates.

5. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


General Employment Enterprises, Inc.        Executive

                                            /s/Herbert F. Imhoff, Jr.
By: /s/Sheldon Brottman                     Herbert F. Imhoff, Jr.
       Its ____________________
Chairman of the Compensation and
Stock Option Committee and
Board Member